                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-36855


PROSPECTUS SUPPLEMENT
(TO THE PROSPECTUS DATED OCTOBER 16, 1997)


                                5,990,000 SHARES

                          CHANCELLOR MEDIA CORPORATION
                (FORMERLY KNOWN AS EVERGREEN MEDIA CORPORATION)

                 $3.00 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                      LIQUIDATION PREFERENCE $50 PER SHARE

                                ----------------

     This Prospectus Supplement supplements and amends the Prospectus dated October 16, 1997 (the "Prospectus"), relating to the resale of shares of the $3.00 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "3.00 Convertible Preferred Stock"), of Chancellor Media Corporation, a Delaware corporation formerly known as Evergreen Media Corporation ("Chancellor Media"), the 6% Convertible Subordinated Exchange Debentures due 2012 (the "Exchange Debentures") issuable upon exchange of the $3.00 Conver-tible Preferred Stock, and the shares of the Common Stock, par value $.01 per share (the "Common Stock" and, together with the $3.00 Convertible Pre-ferred Stock and the Exchange Debentures, the "Securities"), of Chancellor Media issuable upon conversion of the $3.00 Convertible Preferred Stock or the Exchange Debentures.

     The table on pages 65 and 67 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective shares of $3.00 Convertible Preferred Stock or Common Stock issuable upon conversion of the $3.00 Convertible Preferred Stock or Exchange Debentures beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (the "Selling Holder Table"), is hereby amended so that the following line items read as follows:


                                                                                            SHARES OF COMMON STOCK
                                                                                          ISSUABLE UPON CONVERSION OF
                                                                                          $3.00 CONVERTIBLE PREFERRED
                                                       NUMBER OF SHARES OF $3.00               STOCK OR EXCHANGE
               SELLING HOLDERS                         CONVERTIBLE PREFERRED STOCK               DEBENTURES
               ---------------                         ---------------------------               ----------
OCM Convertible Trust                                            100,100                          100,100
Vanguard Convertible Securities Fund, Inc.                        64,600                           64,600
Hughes Aircraft Company Master Retirement Trust                   32,700                           32,700
Chrysler Corporation Master Retirement Trust                      69,900                           69,900
Any other holder of $3.00 Convertible Preferred Stock or       1,760,980                        1,760,980
future transferee of such holder

                                                                                          [continued on next page]

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                             ---------------------

          The date of this Prospectus Supplement is November 20, 1997





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[continued from previous page]



     Additionally, the prospectus is further amended so that, (i) on page 65, "Northwestern Mutual Life Insurance Company" is changed to "The Northwestern Mutual Life Insurance Company"; and (ii) on page 67, footnote (l), the third sentence is changed to state that, "Only direct security holdings of The Northwestern Mutual Life Insurance Company are reflected in the above table."

     Further, the following new line items are added to the Selling Holder
Table:


                                                                                            SHARES OF COMMON STOCK
                                                                                          ISSUABLE UPON CONVERSION OF
                                                                                          $3.00 CONVERTIBLE PREFERRED
                                                       NUMBER OF SHARES OF $3.00               STOCK OR EXCHANGE
               SELLING HOLDERS                         CONVERTIBLE PREFERRED STOCK               DEBENTURES
               ---------------                         ---------------------------               ----------
The Income Fund of America, Inc.                                 75,000                             75,000
The Bond Fund of America, Inc.                                   75,000                             75,000
Credit Suisse First Boston Corporation (6)                       73,300                             73,300
Ellsworth Convertible Growth and Income Fund, Inc.                5,000                              5,000
Bancroft Convertible Fund, Inc.                                   5,000                              5,000
Allstate Insurance Company                                       50,000                             50,000
State of Connecticut Combined Investment Funds                   77,600                             77,600
Combined Insurance Company of America                            13,000                             13,000
BT Alex, Brown, Inc. (6)                                        535,045                            535,045
Donaldson, Lufkin & Jenrette Security Corporation                40,000                             40,000
Prudential Securities Inc.                                        1,500                              1,500
TQA Vantage Fund, L.P.                                           25,000                             25,000
BNP Arbitrage SNC                                                60,000                             60,000
TQA Leverage Fund, L.P.                                          27,500                             27,500
TQA Arbitrage Fund, L.P.                                         15,000                             15,000
TQA Vantage Plus Fund, Ltd.                                      12,500                             12,500
LDG Limited                                                      10,000                             10,000

     The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred stock and the Common Stock issuable upon conversion of the Preferred Stock. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."



--------------------------

(6) One or more affiliates of the Selling Holder have provided a variety of commercial banking, investment banking and financial advisory services to the Company and CMCLA, and expect to continue to provide such services to the company and CMCLA in the future. By disclosing such information, the Selling Holder does not concede that the provision of such services necessarily constitutes a material relationship that must be disclosed in this Prospectus (as supplemented and amended).